UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2011

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On September 30, 2011, A123 Systems, Inc. (the “Corporation”) and A123 Securities Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation (together with the Corporation, the “Companies”), Silicon Valley Bank (the “Bank”), as administrative agent, letter of credit issuer, swingline lender and lender, and the other financial institutions from time to time party thereto as lenders (collectively with the Bank, the “Lenders”) entered into a Credit Agreement (the “Agreement”), providing the Companies a revolving loan facility in an aggregate principal amount of up to the lesser of (i) $40,000,000 or (ii) a Borrowing Base (as defined in the Agreement) established at 80% of certain eligible accounts, 15% of certain eligible foreign accounts and 30% of certain eligible inventory, as more specifically described in the Agreement.  The Agreement also provides a letter of credit sub-facility in an aggregate principal amount of up to $10,000,000 and a swing-line loan sub-facility in an aggregate principal amount of up to $5,000,000.  Any outstanding obligations under either the letter of credit sub-facility or swing-line sub-facility deduct from the availability under the $40,000,000 revolving facility.  The Agreement additionally provides a discretionary incremental facility in an aggregate principal amount of not less than $10,000,000 and up to $35,000,000.  The funding of the incremental facility is discretionary on the part of the Lenders and will depend on market conditions and other factors.  The Agreement permits the Companies to enter into cash management and hedging agreements with the Lenders.

The facilities provided under the Agreement are to be used to refinance the Corporation’s prior outstanding revolving loan facility with Bank, dated as of August 2, 2006, and for working capital and general corporate purposes.  The maturity date for any revolving cash borrowings under the Agreement is September 30, 2014.

Revolving cash borrowings under the Agreement will bear interest at (i) the Eurodollar Rate (as defined in the Agreement), plus 0.225% (if the Companies’ liquidity is greater than $75,000,000) or 0.275% (if the Companies’ liquidity is equal to or less than $75,000,000) per annum, and/or (ii) the base rate (customarily defined), plus 0.00% (if the Companies’ liquidity is greater than $75,000,000) or 0.50% (if the Companies’ liquidity is equal to or less than $75,000,000) per annum.

Amounts outstanding under the Agreement (including any cash management or hedging agreements as provided in the Agreement) are secured by substantially all of the Companies’ existing and future assets, except intellectual property and certain other exceptions as set forth in the Agreement and related security documents.

The Agreement contains the following financial covenants:

(a)          The Companies must maintain (i) a Consolidated Liquidity Ratio (the Companies’ liquidity to all outstanding obligations under the Agreement, as more specifically defined in the Agreement) of at least 2.00 to 1.00, and (ii) the Companies’ liquidity at $50,000,000 or above; and

(b)         The Companies’ Consolidated Tangible Net Worth (as defined in the Agreement) must be at least $400,000,000.

The Agreement also contains covenants that restrict the Companies’ and their subsidiaries’ ability to, among other things, incur or assume certain debt, merge or consolidate, materially change the nature of their business, make certain investments, acquire or dispose of assets, make guaranties or grant liens on their assets, make certain loans, advances or investments, declare dividends or make distributions or enter into transactions with affiliates.

The events of default under the Agreement include payment defaults, breaches of covenants, bankruptcy events and the occurrence of a material adverse effect and/or change of control.  In the case of a continuing event of default, Lenders may, among other remedies, eliminate their commitment to make credit available, declare due all unpaid principal amounts outstanding, require cash collateral for any letter of credit obligations, and foreclose on all collateral.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: October 4, 2011	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel